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SCHEDULE 14A

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AFFYMETRIX, INC.

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THERMO FISHER SCIENTIFIC INC.

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News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
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or Joele Frank, Wilkinson Brimmer Katcher Joele Frank / Andrea Rose / Averell Withers 212-355-4449

THERMO FISHER SCIENTIFIC ISSUES OPEN LETTER TO AFFYMETRIX STOCKHOLDERS

Remains Confident that Thermo Fisher Merger Agreement is Superior to

Origin Technologies’ Proposal

Urges Affymetrix Stockholders to Vote Their Shares in Favor of the Thermo Fisher Acquisition

WALTHAM, Mass. –March 22, 2016 – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today commented on the press release of Origin Technologies Corporation, LLC dated March 21, 2016, that was issued in response to the Affymetrix board of directors’ determination that Origin Technologies’ March 18, 2016, unsolicited proposal does not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the Agreement and Plan of Merger between Thermo Fisher and Affymetrix (the “Merger Agreement”). In connection with this, Thermo Fisher reiterated its belief that the Merger Agreement is superior and remains in the best interest of Affymetrix and its stockholders.

“We are confident that our Merger Agreement continues to be superior to the proposal put forth to Affymetrix by Origin Technologies,” said Marc N. Casper, president and chief executive officer of Thermo Fisher. “Our Merger Agreement has been unanimously approved by both boards of directors, has fully committed financing and has received all necessary regulatory approvals. We remain certain that our Merger Agreement offers more value and carries far less risk for Affymetrix stockholders.”

Casper added, “We stand ready to complete the acquisition immediately following the receipt of Affymetrix stockholder approval on Thursday of this week, and look forward to welcoming our new Affymetrix colleagues to Thermo Fisher.”

Mr. Casper, on behalf of the Thermo Fisher management team and board of directors, issued the below letter to Affymetrix stockholders:

March 22, 2016

Dear Affymetrix Stockholders:

I am writing to you today on behalf of the Thermo Fisher Scientific management team and board of directors urging you to approve the Merger Agreement with Thermo Fisher by voting your shares in favor of the transaction at the stockholder meeting on Thursday, March 24, 2016.

As you know, Affymetrix received a highly uncertain, vague and speculative non-binding proposal on March 18, 2016, from Origin Technologies Corporation, LLC, a newly created – and otherwise unheard of – shell entity, followed by a March 21, 2016 letter which did not provide any material additional information, except to admit that Origin Technologies will be required to go through a lengthy CFIUS process (the “Origin Proposal”). Indeed, Origin Technologies’ latest letter adds more complexity through an additional shell entity. Shortly thereafter their receipt of the March 18, 2016 letter, Affymetrix and its board of directors deemed that the Origin Proposal did not constitute, and could not reasonably be expected to lead to, a “Superior Proposal” as defined in the Merger Agreement, which we entered into on January 8, 2016, and that Affymetrix and its board of directors could not reasonably determine otherwise.

With the scheduled Affymetrix stockholder meeting just two days away, we felt it was important to reemphasize our strong belief that our Merger Agreement continues to offer more value and carries far less risk for you, as Affymetrix stockholders.

The Origin Proposal has a number of critical inadequacies and shortcomings. Despite Origin Technologies’ last-minute attempt to persuade the Affymetrix board of directors that it is committed to completing a transaction with Affymetrix, we ask you to consider the following:

•	The Origin Proposal is highly contingent, uncertain and insufficient to be considered a bona fide proposal. It bears emphasizing that only after we called out the dramatic shortfall in the financing numbers cited in Origin Technologies’ first letter, that they attempted to address one of the glaring holes in their initial proposal—the fact that the aggregate amount of their financing “commitments” left a funding deficit in the hundreds of millions of dollars relative to their proposed purchase price (an error that no serious bidder that took the time to read Affymetrix’ public filings would have made in the first place). However, the financing package presented with the Origin Proposal continues to suffer from massive deficiencies. In addition, should Origin Technologies’ financing terms become too onerous or fluctuate, a significant possibility in today’s market, it could simply abandon its offer.

•	Importantly, and as Origin Technologies themselves admitted in their most recent letter, the Origin Proposal would be subject to a prolonged CFIUS review. Their quick change of opinion with respect to this important regulatory review underscores the haphazard, unfocused and casual attitude with which Origin Technologies has approached this transaction. CFIUS has shown a particular heightened interest in recent years in Chinese investments, and is likely to scrutinize the Origin Technologies’ bid given Affymetrix’ advanced GeneChip semiconductor technology and longstanding U.S. government work, contracts and grants. We note that a number of members of Congress have already voiced their concerns surrounding Origin Technologies’ bid. A transaction on terms described in the Origin Proposal could not possibly be completed in any timeframe that Affymetrix or its stockholders would consider acceptable, if it could be completed at all.

•	In addition, and regardless of its timeframe, is the undisputable fact that the non-binding proposal from Origin Technologies is subject to a due diligence condition, which means

Origin Technologies could walk away from a potential transaction for any or no reason following completion of an indeterminate due diligence review.

•	The timing of the proposal itself, which we remind you, came less than a week before your stockholder meeting and one week before the planned close, further undermines the credibility and legitimacy of Origin Technologies and its financing sources. This timing is even more outrageous in view of the fact that Origin Technologies apparently participated in discussions with Affymetrix in the fall of 2015, and since that time, had all of the necessary information to formulate a bid and obtain legitimate and binding financing commitments, evidenced by real papers.

•	Finally, with just two days until the Affymetrix stockholder vote, Origin Technologies is now speculating about our go-forward plans for Affymetrix as part of Thermo Fisher. The driving force behind our intent to acquire Affymetrix is the terrific opportunity we have by maximizing the potential of our combined offerings to drive growth in biosciences and genetic analysis. Like Affymetrix, we are also committed to high-impact R&D, which will be enhanced as a result of this combination. The Affymetrix team will benefit by being part of an industry-leading company that offers many opportunities for career growth and development.

As compared to the Origin Proposal, our Merger Agreement contains no open ended conditions and represents a fully financed, all-cash offer. Moreover, we have received all required regulatory approvals, and expect to complete the transaction immediately following receipt of Affymetrix stockholder approval this week.

We strongly believe that the Merger Agreement continues to represent the most compelling opportunity available to all Affymetrix stockholders, and, indeed, the only bona fide proposal available. To that end, we stand ready to complete the acquisition and urge you to vote in favor of our Merger Agreement, which we are confident will create significant value for Affymetrix’ customers, employees and you, the Affymetrix stockholders.

Sincerely,

Marc N. Casper

JP Morgan is acting as financial advisor to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and approximately 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed Affymetrix transaction may not materialize as expected; the Affymetrix transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’ business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015 which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings” and in other documents Thermo Fisher files with the SEC, and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2015 which is on file with the SEC and available in the “Investors” section of Affymetrix’ website, www.Affymetrix.com, under the heading “SEC Filings” and in other documents Affymetrix files with the SEC. While Thermo Fisher or Affymetrix may elect to update forward-looking statements at some point in the future, Thermo Fisher and Affymetrix specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Affymetrix’ views as of any date subsequent to today.

Important Additional Information

In connection with the proposed merger, Affymetrix has filed a proxy statement with the SEC. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC ON FEBRUARY 24, 2016 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders may obtain, without charge, a copy of the proxy statement and other relevant documents at Affymetrix’ website at investor.Affymetrix.com or by contacting Affymetrix’ investor relations department via e-mail at investor@affymetrix.com.

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’ stockholders with respect to the merger. Information about Affymetrix’ directors and executive officers and their ownership of Affymetrix’ common stock is set forth in the proxy statement for Affymetrix’ 2016 Special Meeting of Stockholders related to the merger, Affymetrix’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for Affymetrix’ 2015 Annual Meeting of Stockholders. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’ directors and executive officers in the merger, which may be different than those of Affymetrix’ stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.